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                                                                   EXHIBIT 99.2


                                  PRESS RELEASE

                 WESTERN DIGITAL ANNOUNCES FIRST QUARTER RESULTS

IRVINE, CA--October 19, 1998--Western Digital Corporation (NYSE:WDC) today reported revenue of $651 million for its first quarter ending September 26, 1998. The Company reported a net loss of $110.2 million or $1.24 per share, excluding special charges of approximately $85 million. Including the special charges, the Company had a net loss and net loss per share of $194.7 million and $2.20, respectively. In the year ago period, Western Digital reported revenue of $1.09 billion, net income of $62.7 million, and diluted earnings per share of $.67.

Included in the first-quarter special charges was a $77 million increase in warranty reserves associated with the Company's last generations of thin film
(TF) desktop products. Western Digital completed the transition in its desktop business to the newer magneto resistive (MR) head technology in the June 1998 quarter. The increase in the warranty reserves is based on recent experience with thin film returns which indicates a slightly higher total return rate, higher cost of repair and a longer duration of returns within the warranty period. The current charge represents the Company's best estimate of the increase in the warranty obligation for these thin film products.

Western Digital is now sampling its fourth-generation MR product and has seen the best factory yields with these drives in the history of the Company. MR drives now comprise 100% of its desktop shipments.

The special charges also include a $7.5 million provision for losses on terminated hedging contracts in the Malaysian ringgit currency due to the Malaysian government's imposition of currency controls.

Addressing the first quarter's performance, Chuck Haggerty, chairman, president and chief executive officer of Western Digital, stated: "The September quarter operating performance reflects tough -- albeit improving -- conditions in the desktop HDD industry, as well as some solid progress in the operations at Western Digital. Pricing remains competitive in the desktop space as the industry works off what is hopefully the last of its excess inventories. We continue to see improving demand from the PC OEMs.

"The key to our return to profitability is restoring our desktop business to market leadership," said Haggerty, citing several examples of progress on this front:

      * for the second consecutive quarter, desktop revenue from the world's leading PC makers increased.

      * for the second consecutive quarter, the percentage of overall revenue from OEM customers increased, to 69% versus 65% in the June 1998 quarter.

      * the WD Caviar 3.4GB/platter products reached volume production in the quarter as planned, with six major OEM customers completing qualification of the program.


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      * 11 major OEM customers worldwide have committed to qualify WD's soon-to-be announced next generation MR desktop drive.

      * factory yields and quality levels on the Company's MR products continued to exceed Company historical highs.

      * development of the first WD drive featuring IBM technology under the new IBM agreement moved closer to ramp and qualification in the first half of calendar 1999.

"We have also maintained an intense focus on asset management," said Haggerty. "The cash balance at quarter's end was $404 million, reflecting improved working capital management in a very challenging environment. Our total inventory turns improved to 16. This included a reduction of in-house finished goods as well as our inventory in the distribution channel.

"The focus in the quarters ahead will be on execution of new product programs in both the desktop and enterprise segments of our business, converting qualifications into primary supplier positions at top PC OEMs, and continued focus on improved asset management."

Western Digital Corporation is a leader in information storage products and services. The Company designs and manufactures hard drives for personal and enterprise-wide computing, and markets them to leading systems manufacturers and selected resellers under the Western Digital brand name. Western Digital is the first Fortune 500, multinational company to have been awarded company-wide ISO 9001 registration, linking all WD organizations with a consistent global standard for quality processes. The Company was founded in 1970 and has long been noted for its storage and end-market systems-level design knowledge. The Company's World Wide Web home page can be found at http://www.westerndigital.com.

This release contains forward-looking statements, including statements relating to the special charges, industry demand, the Company's return to market leadership, development of new products, converting qualifications into primary supplier positions, and improved asset management. The forward looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: the extent to which actual warranty expense may vary from the estimates included in the special charges, overall supply and customer demand in the hard drive industry; continued improvement in time to market and time to volume of the Company's new hard drives; changes in customer order patterns; continued successful qualification of the Company's drives with key OEM customers; business conditions and growth in the personal and enterprise computing industry; and other factors discussed in the Company's Form 10-K for the year ended June 27, 1998, and its other SEC filings. Western Digital undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.



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                           WESTERN DIGITAL CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)




                                                                THREE MONTHS ENDED
                                                      ---------------------------------------
                                                       SEPT. 26,     SEPT. 27,       JUNE 27,
                                                            1998          1997           1998
                                                      ----------    ----------    -----------
        Revenues, net..............................   $  650,858    $1,090,164    $   650,503
        Costs and expenses:
           Cost of revenues .......................      733,610       929,105        692,243
           Research and development................       51,921        42,302         70,010
           Selling, general and administrative.....       57,332        46,694         50,719
                                                      ----------    ----------    -----------
                  Total costs and expenses.........      842,863     1,018,101        812,972
                                                      ----------    ----------    -----------
        Operating income (loss) ...................     (192,005)       72,063       (162,469)
        Net interest income (expense)..............       (2,653)        2,588           (250)
                                                      ----------    ----------    ------------
        Income (loss) before income taxes..........     (194,658)       74,651       (162,719)
        Provision for income taxes.................           --        11,944             --
                                                      ----------    ----------    -----------
        Net income (loss)..........................   $ (194,658)   $   62,707    $  (162,719)
                                                      ==========    ==========    ===========

        Earnings (loss) per common share:
                  Basic............................   $    (2.20)   $      .72    $     (1.84)
                                                      ==========    ==========    ===========
                  Diluted..........................   $    (2.20)   $      .67    $     (1.84)
                                                      ==========    ==========    ===========

        Common shares used in computing per
          share amounts:
                  Basic............................       88,545        86,742         88,226
                                                      ==========    ==========    ===========
                  Diluted..........................       88,545        93,613         88,226
                                                      ==========    ==========    ===========





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                           WESTERN DIGITAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                              SEPT. 26,      JUNE 27,
                                                                   1998          1998
                                                             ----------    ----------

                                             ASSETS
        Current assets:
            Cash and cash equivalents.....................   $  404,153    $  459,830
            Accounts receivable, net......................      378,295       369,013
            Inventories...................................      167,503       186,516
            Prepaid expenses..............................       35,572        36,763
                                                             ----------    ----------
                Total current assets......................      985,523     1,052,122
        Property and equipment, net.......................      350,888       346,987
        Intangible and other assets, net..................       40,465        43,579
                                                             ----------    ----------
                Total assets..............................   $1,376,876    $1,442,688
                                                             ==========    ==========

                              LIABILITIES AND SHAREHOLDERS' EQUITY

        Current liabilities:
            Accounts payable..............................   $  403,336    $  330,130
            Accrued expenses..............................      304,522       258,449
                                                             ----------    ----------
                Total current liabilities.................      707,858       588,579
        Long-term debt....................................      525,307       519,188
        Deferred income taxes.............................       16,949        17,163
        Shareholders' equity:
            Common stock, $.01 par value..................          887           883
            Additional paid-in capital....................      122,684       119,026
            Retained earnings.............................        3,191       197,849
                                                             ----------    ----------
                Total shareholders' equity................      126,762       317,758
                                                             ----------    ----------
                Total liabilities and shareholders' equity   $1,376,876    $1,442,688
                                                             ==========    ==========
